Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Stock Market Solutions, Inc. of our report dated March 20, 2005 included in Form 10-KSB, on the financial statements of Stock Market Solutions, Inc. (a development stage company) as of December 31, 2004 and the related statements of operations, changes in stockholders' deficiency and cash flows for the years ended December 31, 2004 and 2003 and for the period from January 22, 1999 (inception of development stage) to December 31, 2004.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
June 21, 2005